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Exhibit 99.1

SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

HENRY SCHEIN, INC.

It is hereby certified that:

1. The present name of the corporation (the “Corporation”) is Henry Schein, Inc. The name under which the Corporation was originally incorporated was Henry Schein USA, Inc., and the date of filing the original certificate of incorporation of the Corporation with the Secretary of State of the State of Delaware was December 23, 1992.

2. The amendment and the restatement of the certificate of incorporation herein certified have been duly adopted by the board of directors and the stockholders in accordance with the provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware.

3. The certificate of incorporation of the Corporation, as amended and restated herein, shall from and after the time of the filing of this Second Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware, read in its entirety as follows:

FIRST: The name of the corporation is HENRY SCHEIN, INC. (the “Corporation”).

SECOND: The registered office of the Corporation in the State of Delaware is located at 251 Little Falls Drive, Wilmington, New Castle County, Delaware 19808. The name of its registered agent at that address is Corporation Service Company.

THIRD: The nature of the business or purposes to be conducted or promoted by the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

FOURTH: The total number of shares of stock which the Corporation shall have authority to issue is four hundred and eighty one million (481,000,000) shares, consisting of four hundred and eighty million (480,000,000) shares of common stock having a par value of one cent ($0.01) per share (“Common Stock”) and one million (1,000,000) shares of preferred stock having a par value of one cent ($0.01) per share (“Preferred Stock”).

A. Preferred Stock:

1. The Board of Directors may authorize the issuance from time to time of the Preferred Stock in one or more series with such designations and such powers, preferences and rights, and such qualifications, limitations or restrictions (which may differ with respect to each series) as the Board of Directors may fix by resolution. The consent, by class or series vote or otherwise, of the holders of such of the series of Preferred Stock as are from time to time outstanding shall not be required for the issuance by the Board of Directors of any other series of Preferred Stock whether or not the powers, preferences and rights of such other series shall be fixed by the Board of Directors as senior to, or on a parity with, the powers, preferences and rights of such outstanding series, or any of them; provided, however, that the Board of Directors

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may provide in the resolution or resolutions as to any series of Preferred Stock adopted pursuant to Paragraph A of this Article FOURTH that the consent of the holders of a majority (or such greater or lesser proportion as shall be therein fixed) in voting power of the outstanding shares of such series voting thereon shall be required for the issuance of any or all other series of Preferred Stock.

2. Subject to the provisions of Subparagraph 1 of this Paragraph A, shares of any series of Preferred Stock may be issued from time to time as the Board of Directors of the Corporation shall determine for such consideration as shall be determined by the Board of Directors in accordance with applicable law.

3. No dividend shall be declared and set apart for payment on any series of Preferred Stock in respect of any dividend period unless there shall likewise be or have been paid, or declared and set apart for payment, on all shares of Preferred Stock of each other series entitled to cumulative dividends at the time outstanding which rank senior to or equally as to dividends with the series in question, dividends ratably in accordance with the sums which would be payable on the said shares through the end of the last preceding dividend period if all dividends were declared and paid in full.

4. If, upon the dissolution, liquidation or winding up of the Corporation, the assets of the Corporation distributable among the holders of any one or more series of Preferred Stock which (A) are entitled to a preference over the holders of the Common Stock upon such dissolution, liquidation or winding up, and (B) rank equally in connection with any such distribution, shall be insufficient to pay in full the preferential amount to which the holders of such shares shall be entitled, then such assets, or the proceeds thereof, shall be distributed among the holders of each such series of the Preferred Stock ratably in accordance with the sums which would be payable on such distribution if all sums payable were discharged in full.

5. In the event that the Preferred Stock of any series shall be redeemable, then, at the option of the Board of Directors, the Corporation may, at such time or times as fixed by a resolution or resolutions of the Board of Directors as provided in Subparagraph 1 of this Paragraph A of this Article FOURTH, redeem all, or any number less than all, of the outstanding shares of such series at the redemption price thereof and on the other terms fixed by a resolution or resolutions of the Board of Directors as provided in said Subparagraph 1.

6. Subject to any applicable provisions of the General Corporation Law of the State of Delaware, shares of Preferred Stock that have been issued and reacquired in any manner by the Corporation (excluding, until the Corporation elects to retire them, shares that are held as treasury shares but including shares redeemed and shares purchased and retired, whether through the operation of a retirement or sinking fund, or otherwise) may have the status of authorized and unissued shares of Preferred Stock, and may be reissued as a part of the series of which they were originally a part or be retired and reissued as part of a new series of Preferred Stock to be created by resolution or resolutions of the Board of Directors or as part of any other series of Preferred Stock, all subject to the conditions or restrictions on issuance set forth in any resolution or resolutions adopted by the Board of Directors as provided in Subparagraph 1 of this Paragraph A of this Article FOURTH providing for the issuance of any series of Preferred Stock.

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B. Common Stock:

1. After the requirements with respect to preferential dividends on the Preferred Stock (fixed in accordance with the provisions of Paragraph A of this Article FOURTH), if any, shall have been met and after the Corporation shall have complied with all the requirements, if any, with respect to the setting aside of sums as sinking funds or redemption or purchase accounts (fixed in accordance with the provisions of Paragraph A of this Article FOURTH), and subject further to any other conditions which may be fixed in accordance with the provisions of Paragraph A of this Article FOURTH, then and not otherwise the holders of Common Stock shall be entitled to receive such dividends as may be declared thereon from time to time by the Board of Directors in its discretion from any assets legally available for the payment of dividends.

2. [RESERVED.]

3. Each holder of Common Stock shall have one vote in respect of each share of Common Stock held by him or her on all matters voted upon by the stockholders. The affirmative vote of 80% or more of all outstanding stock of the Corporation entitled to vote thereon shall be required for the amendment of this subparagraph 3.

C. Other Provisions:

No holder of stock of any class of the Corporation shall be entitled to any preemptive right to subscribe for or purchase any shares of stock of any class or series, whether now or hereafter authorized, or any bonds, debentures or other securities or evidences of indebtedness, whether or not convertible into or exchangeable for stock, but shares of stock of any class, or bonds, debentures or other securities or evidences of indebtedness may be issued, sold or otherwise disposed of by the Board of Directors on such terms and for such consideration, so far as may be permitted by law, and to such person or persons as the Board of Directors in its absolute discretion may deem advisable.

FIFTH:

A. The number of directors which shall constitute the entire Board of Directors shall be as fixed from time to time by resolution of the Board of Directors, but shall not be fewer than five nor more than nineteen.

B. In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized:

1. To adopt, amend or repeal any By-Law (provided, however, that (a) any By-Law made, amended or repealed by the Board of Directors may be amended or repealed, and that any By-Laws may be adopted, by the stockholders of the Corporation and (b) the Board of Directors may not amend or repeal any By-Law adopted by the stockholders of the Corporation from and after the 1997 Annual Meeting of Stockholders of the Corporation);

2. To authorize and cause to be executed mortgages and liens upon the real and personal property of the Corporation;

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3. To set apart out of any of the funds of the Corporation available for dividends a reserve or reserves for any proper purpose and to abolish any such reserve in the manner in which it was created; and

4. By resolution passed by a majority of the whole Board, to designate one or more committees, each committee to consist of two or more of the directors of the Corporation, which, to the extent provided in such resolution or in the By-Laws of the Corporation, shall have and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers which may require it. Such committee or committees shall have such name or names as may be stated in the By-Laws of the Corporation or as may be determined from time to time by resolution adopted by the Board of Directors.

C. The affirmative vote of the holders of 66-2/3% or more of the shares entitled to vote in the election of directors shall be required to amend or repeal, or adopt any provisions inconsistent with, this Article FIFTH.

SIXTH: The annual meeting of stockholders of the Corporation for the election of directors and the transaction of such other business as may be properly brought before such meeting in accordance with this Second Amended and Restated Certificate of Incorporation shall be held at such hour and on such business day in each year as may be determined by resolution adopted by the affirmative vote of a majority of the Board of Directors. Subject to the rights of any series of Preferred Stock, special meetings of stockholders may be called at any time only at the direction of the Chairman of the Board of Directors or by resolution adopted by the affirmative vote of a majority of the Board of Directors, and shall be called at the request of stockholders holding more than 10% of the outstanding voting power of the shares entitled to vote in the election of directors. Annual and special meetings of stockholders shall not be called or held otherwise than as herein provided. Except as otherwise provided by law or by this Second Amended and Restated Certificate of Incorporation, at any meeting of stockholders of the Corporation, the presence in person or by proxy of the holders of a majority in voting power of the outstanding stock of the Corporation entitled to vote at the meeting shall constitute a quorum for the transaction of business brought before the meeting in accordance with this Second Amended and Restated Certificate of Incorporation and, a quorum being present, the affirmative vote of the holders of a majority in voting power of the shares of stock of the Corporation present in person or represented by proxy and entitled to vote on the subject matter shall be required to effect action by stockholders unless a different or minimum vote is required by this Second Amended and Restated Certificate of Incorporation, the By-laws of the Corporation, the rules or regulations of any stock exchange applicable to the Corporation, or any law or regulation applicable to the Corporation or its securities, in which case such different or minimum vote shall be the applicable vote on the matter; provided, however, that the By-laws of the Corporation may establish alternative procedures and voting standards for the election of directors, as permitted by law. Election of directors need not be by written ballot. At every meeting of stockholders, the Chairman of the Board of Directors, or, in the absence of such officer, the President, and in the absence of the Chairman of the Board of Directors and the President, such officer or other person as shall be designated in accordance with the By-laws of the Corporation, shall act as Chairman of the meeting. The Chairman of the meeting shall have sole authority to prescribe the agenda and rules of order for the conduct of each meeting of stockholders and to determine all questions arising thereat relating to the order of business and the conduct of the meeting, except as otherwise required by law.

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SEVENTH: If stockholder approval is required:

(a) for the adoption of any agreement for the merger of the Corporation with or into any other corporation or for the consolidation of the Corporation with any other corporation, or

(b) to authorize any sale, lease, transfer or exchange of all or substantially all of the assets of the Corporation to any other person (as hereinafter defined),

then the affirmative vote of 60% or more of the outstanding stock of the Corporation entitled to vote thereon shall be required to approve such action.

For the purpose of this Article SEVENTH, the term “person” shall mean any corporation, partnership, association, trust, estate, firm, individual, or other entity.

The affirmative vote of 60% or more of all outstanding stock of the Corporation entitled to vote thereon shall be required for the amendment of all or any part of this Article SEVENTH.

EIGHTH: Whenever a compromise or arrangement is proposed between the Corporation and its creditors or any class of them and/or between the Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of the Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for the Corporation under the provisions of Section 291 of Title 8 of the General Corporation Law of the State of Delaware or on the application of trustees in dissolution or of any receiver or receivers appointed for the Corporation under the provisions of Section 279 of Title 8 of the General Corporation Law of the State of Delaware, order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of the Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of the Corporation, as the case may be, and also on the Corporation.

NINTH: No director shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty by such director as a director, provided that this Article NINTH shall not eliminate or limit the liability of a director (a) for any breach of such director’s duty of loyalty to the Corporation or its stockholders, (b) for acts or omissions of such director not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under Section 174 of the General Corporation Law of the State of Delaware, or (d) for any transaction from which such director derived an improper personal benefit; nor shall this Article NINTH eliminate or limit the liability of a director for any act or omission occurring prior to the date this Article NINTH originally became effective. If the General Corporation Law of the

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State of Delaware is amended after approval by the stockholders of this Article NINTH to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law of the State of Delaware, as so amended from time to time.

TENTH:

A. Each person who was or is a party or is threatened to be made a party to or is involved in any pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “proceeding”), by reason of the fact that he or she, or a person of whom he or she is the legal representative, (1) is or was a director or officer of the Corporation or (2) is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans (whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent), shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the General Corporation Law of the State of Delaware, as the same exists or may hereafter be amended, against all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) actually and reasonably incurred or suffered by such person in connection therewith and such indemnification shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators; provided, however, that, except as provided in Paragraph B hereof, the Corporation shall indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized by the Board of Directors of the Corporation. The right to indemnification conferred in this Article TENTH shall be a contract right and shall include the right to be paid by the Corporation the expenses incurred in defending any such proceeding in advance of its final disposition; provided, however, that, if the General Corporation Law of the State of Delaware requires, the payment of such expenses incurred by a director or officer in his capacity as such (and not in any other capacity in which service was or is rendered by such person while a director or officer, including, without limitation, service with respect to an employee benefit plan) in advance of the final disposition of a proceeding, shall be made only upon delivery to the Corporation of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified under this Article TENTH or otherwise. The Corporation may, by action of its Board of Directors, provide indemnification to employees and agents of the Corporation with the same scope and effect as the foregoing indemnification of directors and officers.

B. If a claim under Paragraph A of this Article TENTH is not paid in full by the Corporation within thirty days after a written claim has been received by the Corporation, the claimant may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim and, if successful, the claimant shall be entitled to be paid also the expense of prosecuting such claim. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final

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disposition where the required undertaking, if any is required, has been tendered to the Corporation) that the claimant has not met the standards of conduct which make it permissible under the General Corporation Law of the State of Delaware for the Corporation to indemnify the claimant for the amount claimed, but the burden of proving such defense shall be on the Corporation. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he has met the applicable standard of conduct set forth in the General Corporation Law of the State of Delaware, nor an actual determination by the Corporation (including its Board of Directors, a committee thereof, independent legal counsel, or its stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

C. The right to indemnification and the payment of expenses incurred in defending a proceeding in advance of its final disposition conferred in this Article TENTH shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, provision of the certificate of incorporation, by-law, agreement, vote of stockholders or disinterested directors or otherwise.

D. The Corporation may purchase and maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, against any such expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the General Corporation Law of the State of Delaware.

ELEVENTH: Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall, to the fullest extent permitted by law, be the sole and exclusive forum for (1) any derivative action or proceeding brought on behalf of the Corporation, (2) any action asserting a claim of breach of a fiduciary duty owed by any current or former director, officer, other employee or stockholder of the Corporation to the Corporation or the Corporation’s stockholders, (3) any action asserting a claim arising pursuant to any provision of the General Corporation Law of the State of Delaware, this Certificate of Incorporation or the By-laws of the Corporation or as to which the General Corporation Law of the State of Delaware confers jurisdiction on the Court of Chancery of the State of Delaware, or (4) any action asserting a claim governed by the internal affairs doctrine. Any person or entity purchasing or otherwise acquiring or holding any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article ELEVENTH.

TWELFTH: The Corporation reserves the right to amend, modify or repeal any provisions contained in this Second Amended and Restated Certificate of Incorporation in the manner now or hereafter prescribed by law, subject to the express provisions hereof and all rights and powers conferred herein on stockholders, directors, officers or others are granted subject to this reservation.

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IN WITNESS WHEREOF, this Second Amended and Restated Certificate of Incorporation has been signed and attested to on this 31st day of May 2018.

/s/ Walter Siegel
Name: Walter Siegel
Title: Senior Vice President and General Counsel